Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-73810 and 333-291290 on Form S-8 of Eastman Chemical Company of our report dated June 25, 2026 appearing in this Annual Report on Form 11-K of Eastman Investment and Employee Stock Ownership Plan for the year ended December 31, 2025.

/s/ Crowe LLP

New York, New York
June 25, 2026